EXHIBIT 99.1

Mawson Infrastructure Group Inc. Executes New Customer Co-Location Agreement

New Customer Agreement for 1,764 miners or approximately 6 MW with Provision for Expansion

Full Deployment Expected to be Completed by Year-end

Once Completed, Mawson expected to have total capacity of 35,624 miners or about 109 MW with hashing capacity of approximately 3.8 EH/s1

PITTSBURGH, Dec. 19, 2023 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure company, is pleased to announce that the Company has signed a new customer co-location agreement between a wholly-owned subsidiary of Mawson and Krypton Technologies LLC (“Krypton”).

The new customer co-location agreement executed between Mawson’s CEO and Krypton’s Managing Partner on December 13, 2023, is for Mawson to provide Krypton with co-location services for 1,764 miners or approximately 6 MW at Mawson’s Midland, Pennsylvania facilities. Initial co-location customer agreement term is for 12 months, and the parties can extend upon mutual agreement. The co-location customer agreement also provides flexibility for future potential capacity expansion.

Rahul Mewawalla, Mawson’s CEO and President, commented, “We are extremely pleased to sign and welcome another co-location customer, which we expect to contribute further to the growth of our co-location business next year. We are excited about the recent successes in our co-location business combined with the growth we have driven in our self-mining business, along with our increased capabilities in our energy management business, as we look to 2024 ahead.”

David Huang, Managing Partner of Krypton Technologies LLC, stated, “We were impressed with the Mawson facilities and organization, and are looking forward to being a customer of Mawson’s co-location business and their platform capabilities. We are looking forward to working with Mawson on a deployment by year-end and potentially extending our relationship further.”

The Krypton agreement executed in December further increases Mawson’s co-location business in addition to the growth that Mawson’s self-mining business has driven in recent months. In October, Mawson signed a customer co-location agreement with a wholly owned subsidiary of Consensus Technology Group LLC (“Consensus”) for Mawson to provide co-location services for 15,876 miners or approximately 50 MW. The Consensus deployment was completed by Mawson in mid-November, and the Krypton deployment is expected to be completed by the end of December. Mawson anticipates its Midland, Pennsylvania facilities operating at a capacity of 100 MW with the combined potential for self-mining and co-location fleets at its Midland facilities comprising approximately 32,900 miners and 3.6 EH/s. In addition to its facilities at Midland, Mawson has other facilities in Bellefonte, Pennsylvania, which is used entirely for self-mining purposes. As of the end of November 2023, the Bellefonte facility was operating at approximately 8.8 MW of capacity with approximately 2,720 self-miners hashing. With self-mining and the total co-location platforms combined, Mawson’s facilities are expected to have a capacity of about 109 MW and about 35,624 miners along with a total hashing capacity of approximately 3.8 EH/s.

About Mawson Infrastructure Group

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure company. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson aligns digital infrastructure, sustainable energy, and next-generation fixed and mobile data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: https://mawsoninc.com/

About Krypton Technologies

Krypton Technologies LLC is a fully integrated, crypto mining services management company. Krypton offers infrastructure site build-out, management, and hosting services for advanced data, artificial intelligence (AI), and crypto mining companies. Headquartered in Las Vegas, Nevada, Krypton consists of crypto industry veterans of major crypto mining companies. To date, Krypton has over 65 megawatts of crypto mining sites under management, across Texas, Kansas, and Pennsylvania.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023, August 21, 2023, November 15, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Sandy Harrison
Chief Financial Officer
IR@mawsoninc.com

1 Includes approximately 1.3 EH/s from self-mining platform and approximately 2.5 EH/s from co-location platform.